Exhibit 99.1

THE CW NETWORK AND TRIBUNE BROADCASTING

REACH LONG-TERM AFFILIATION AGREEMENT

Agreement Extends Affiliation for 12 CW Affiliated

Television Stations Owned or Operated by Tribune

28 Million Television Households Across 25% of the U.S. Covered in New Deal

BURBANK, CA and CHICAGO (May 23, 2016) – The CW Network and Tribune Media Company (NYSE: TRCO) have reached new long-term affiliation agreements for 12 of Tribune’s currently affiliated CW stations across the country. The markets renewed cover 25 percent of the U.S. and serve more than 28 million households.

The stations extending their affiliation agreements with The CW include WPIX-TV in New York, KTLA in Los Angeles, KDAF in Dallas, WDCW in Washington, DC, KIAH in Houston, WSFL-TV in Miami, KWGN-TV in Denver, KPLR-TV in St. Louis, KRCW-TV in Portland, WCCT-TV in Hartford, WGNT in Norfolk and WNOL-TV in New Orleans. Separately, The CW and Tribune Broadcasting announced that the local Chicago CW affiliation will move from Tribune Broadcasting to Fox Entertainment Group and WGN-TV/Chicago will become an independent station, featuring local news, live sports and syndicated programming during primetime, beginning September 2016.

“As The CW continues to build on its current ratings momentum and full schedule of high-quality programming, we are thrilled to continue our successful partnership with Tribune and their affiliated stations for many years to come,” said Mark Pedowitz, President, The CW Network.

“We are extremely pleased to continue our strong relationship with The CW Network,” said Peter Liguori, Tribune Media’s President and Chief Executive Officer. “The primetime entertainment programming offered by The CW drives a passionate and loyal audience to our stations and we are looking forward to a lot of success.”

About The CW:

THE CW TELEVISION NETWORK, a joint venture between Warner Bros. Entertainment and CBS Corporation, made its debut on September 20, 2006 as America’s fifth broadcast network and is the only network specifically targeting viewers ages 18-34, a demographic highly sought after by advertisers. The CW offers a five-night, 10-hour primetime lineup that runs Monday through Friday. In daytime, The CW broadcasts a Monday through Friday afternoon block, and a five-hour Saturday morning kids block. For more information, visit www.cwtv.com.

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The CW…2

About Tribune Media Company:

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment network WGN America, whose reach is approaching 80 million households, Tribune Studios, and Gracenote, one of the world’s leading sources of TV and music metadata powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

The CW Network Contacts:

Paul Hewitt

(818) 977-6171

Paul.Hewitt@cwtv.com

Alana Russo

(818) 977-5993

Alana.Russo@cwtv.com

Tribune Broadcasting Contacts:

Gary Weitman, SVP/Corporate Relations

(312) 222-3394

gweitman@tribunemedia.com

Lisa Kampf, Finsbury, (312) 560-6178

Lisa.kampf@finsbury.com

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